EXHIBIT 10.1

                                DESCRIPTION OF
               COMPENSATION PAYABLE TO NON-MANAGEMENT DIRECTORS

     Upon the recommendation of the Nominating and Governance Committee of the Board of Directors of American Express Company, on November 21, 2005, the Board approved the payment of the following compensation to each non-management director of the Board in respect of his/her service on the Board commencing January 1, 2006:

  o an annual retainer of $80,000; provided, however, that this amount shall be reduced by $20,000 if the Director does not attend at least 75% of the meetings of the Board and meetings of the committees on which the Director serves;

  o 3,400 Share Equivalent Units (SEUs) to be awarded under the 2003 Share Equivalent Unit Plan for Directors upon the Director's election or reelection to the Board at the Annual Meeting of Shareholders;

  o an annual retainer of $20,000 for the chair of the Audit Committee, $15,000 for the chair of the Compensation and Benefits Committee and $10,000 for the Directors who chair the other committees of the Board;

  o an annual retainer of $10,000 for each member of the Audit Committee and $5,000 for each member of the Compensation and Benefits Committee; and

  o reimbursement of customary expenses for attending Board, committee and shareholder meetings.